Exhibit 77(e)(2)

AMENDED AND RESTATED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Effective Date	Annual Sub-Advisory Fee
Brokerage Cash Reserves		0.090% on first $1 billion 0.086% on next $2 billion 0.081% over $3 billion
ING Capital Allocation Fund		Direct Investments 0.360% on first $500 million 0.349% on next $500 million 0.338% on next $500 million 0.326% on next $500 million 0.315% over $2 billion Underlying Funds 0.02%
ING Core Equity Research Fund		0.3150% on first $250 million 0.2925% on next $250 million 0.2813% on next $250 million 0.2700% on next $1.25 billion 0.2475% over $2 billion
ING Corporate Leaders 100 Fund	June 11, 2008	0.180% on all assets
ING Global Target Payment Fund	August 15, 2008	0.036%

Series	Effective Date	Annual Sub-Advisory Fee
ING Index Plus LargeCap Fund		0.203% on first $500 million 0.191% on next $250 million 0.180% on next $1.25 billion 0.169% over $2 billion
ING Index Plus MidCap Fund		0.203% on first $500 million 0.191% on next $250 million 0.180% on next $1.25 billion 0.169% over $2 billion
ING Index Plus SmallCap Fund		0.203% on first $500 million 0.191% on next $250 million 0.180% on next $1.25 billion 0.169% over $2 billion
ING Money Market Fund		0.180% on first $500 million 0.158% on next $500 million 0.153% on next $1 billion 0.149% on next $1 billion 0.135% over $3 billion
ING Small Company Fund		0.383% on first $250 million 0.360% on next $250 million 0.349% on next $250 million 0.338% on next $1.25 billion 0.326% over $2 billion
ING Tactical Asset Allocation Fund	March 5, 2008	0.2025% on all assets
ING U.S. Government Money Market Fund	October 31, 2008	0.158% on first $1 billion 0.146% on next $2 billion 0.135% in excess of $3 billion

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